Exhibit 99.2

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Executive Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Issues Correction to First Quarter of 2014 Press Release

May 8, 2014, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (the “Bank”) reported today a correction to its first quarter 2014 earnings announcement released on April 29, 2014.

In the earnings section included in the first page of the April 29, 2014, release, the net income available to common shareholders for the comparative period, first quarter of 2013, was reported as $953 thousand or $0.06 per diluted share which was an inadvertent error. As reported in the body of the release, the correct net income available to common shareholders for first quarter of 2013 was $709 thousand or $0.05 per diluted share.